Exhibit 10.2

CONSULTING AGREEMENT

This agreement (the “Agreement”) is entered into effective as of July 1, 2026 (the “Effective Date”), between Sera Prognostics Inc. (the “Company”), with a business address at 2749 East Parleys Way, Suite 200, Salt Lake City, UT 84109, and Data Incites LLC (the “Consultant”). Company and Consultant may be referred to herein individually as a “Party” or collectively as “the Parties.”

WHEREAS, Consultant served as the Chief Data Officer of the Company pursuant to that certain Amended and Restated Employment Agreement dated March 13, 2026 (the “Employment Agreement”);

WHEREAS, Consultant’s employment under such Employment Agreement will be terminated as of the Effective Date; and

WHEREAS, the Parties further deem it in their mutual best interests to enter into a consulting arrangement for a limited period of time following the termination of Consultant’s employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:

1. Term. This Agreement will be eﬀective as of the Eﬀective Date and will continue in eﬀect until six (6) months after the Effective Date (the “Initial Term”). The Agreement will thereafter automatically renew for consecutive six-month periods (each a “Renewal Term”) until terminated as provided herein. The Initial Term and all Renewal Terms constitute the “Term” of this Agreement. Either Party may terminate this Agreement at any time with or without cause upon thirty (30) days written notice to the other Party. The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

2. Services. The services provided by Consultant under this Agreement (the “Services”) are set forth in one or more Statements of Work in Exhibit A. Such Services must be performed personally by Paul Kearney unless Company approves Services by another individual in advance. Consultant will be reasonably available to consult by phone or in person at Company, or another mutually agreeable site.

3. Entire Agreement. Except for the continued vesting of equity during the Term as provided for in Section 4 herein, and except for the continuation of the confidentiality provisions of the Employment Agreement respecting information provided to Consultant during the term of the Employment Agreement, this Agreement (a) sets forth the entire agreement between Company and Consultant with regard to the Services and to the Consultant’s relationship to the Company; and (b) supersedes all previous agreements and understandings between the Parties, including but not limited to the Employment Agreement. This Agreement may be modified or amended only by an agreement in writing signed by both Company and Consultant.

4. Compensation.

(a) Company will pay Consultant for Services rendered as set forth in Exhibit A. Company will reimburse Consultant for Consultant’s reasonable out-of-pocket expenses actually incurred, including travel expenses, subject to advance written approval by Company and as consistent with Company’s then-in-force expense reimbursement policy. Company will not be required to reimburse any expenses not documented with a receipt as required by such expense reimbursement policy. Reasonable out-of-pocket travel expenses do not include ﬁrst-class travel or equivalent. Consultant will be responsible for payment of all federal, state and local tax obligations that arise from payments under this Agreement.

(b) During employment with the Company, Paul Kearney was granted options to purchase shares of the Company’s common stock and restricted stock units (“RSUs”) (such options and RSUs, collectively the “Equity”) pursuant to the Company’s Employee, Director and Consultant Equity Incentive Plans in effect on the date of each Equity grant (the “Plans”). Such Equity has various vesting schedules, under which some Equity has vested and other Equity has not yet vested as of the Eﬀective Date. The Parties agree that effective as of the Effective Date (i) Paul Kearney is and shall be deemed a “consultant” in service with the Company throughout the term of the Consulting Agreement for the purposes of any Plan applicable to any Equity, and (ii) based on the foregoing and on the effectiveness of this Agreement upon termination of employment, leaving no gap in service, all Equity not vested as of the Effective Date or by operation of Paul Kearney’s employment termination shall continue to vest under the applicable Plan throughout the Term of this Consulting Agreement. Consultant, on behalf of Paul Kearney, acknowledges and agrees that any Equity that is currently an incentive stock option under Section 422 of the Internal Revenue Code exercised more than three (3) months after the Eﬀective Date will result in the option being taxed as a non-qualified stock option.

5. Confidentiality. During Consultant’s employment the Company has, and during the Term of this Agreement the Company may, disclose certain information concerning its business, products, services, proposed new products, proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or other technical or business information which is confidential and proprietary to Company and which is not generally known to the public (collectively “Confidential Information”). Consultant agrees not to disclose to any third party or otherwise make use of any Confidential Information other than to perform Services for Company under this Agreement, without Company’s prior written consent, which consent may be withheld in the sole discretion of Company. If Consultant is in doubt as to whether certain information is considered confidential by Company, Company, upon request, shall advise Consultant whether such information is confidential. The obligations under this paragraph will survive termination of this Agreement. Consultant shall assume full responsibility and liability to Company for any unauthorized use or disclosure of any Confidential Information by Consultant. Consultant also hereby acknowledges that Company, at least by virtue of this Agreement, has informed Consultant, in accordance with 18 U.S.C. § 1833(b), that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Ownership of Work Products and Intellectual Property. Consultant hereby assigns, transfers and conveys, and agrees to assign, transfer and convey, to Company, exclusively and perpetually, all right, title and interest throughout the world which Consultant has, may have or may be deemed to have in, and Company shall have complete and exclusive ownership of, all ideas, discoveries, inventions, deliverables and work product, including all materials, produced or conceived or reduced to practice by Consultant pursuant to this Agreement (the “Work Product”). All Work Product, including but not limited to compositions of matter, processes, machinery and apparatus, and uses thereof, which Consultant may develop, improve, discover or invent as a result of the Services, shall be the sole property of Company and shall be immediately disclosed and assigned to Company. Consistent with the above present assignment, Consultant agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register or enforce Company’s ownership of any such Work Product. Consultant hereby appoints Company as Consultant’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Consultant’s behalf. Consultant hereby agrees that Company shall have the right to publish, in its sole discretion, such Work Product. All Work Product created hereunder shall be done on a “WORKS FOR HIRE” basis.

7. Representations and Warranties. Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights.

8. Independent Contractor. Consultant will perform all obligations under this Agreement as an independent contractor, and not as an agent, employee or representative of Company. Consultant agrees not to purport to represent Company in any unauthorized capacity, or act on Company’s behalf outside of the terms of this Agreement. Consultant hereby waives and shall indemnify and hold Company harmless from and against any and all claims for employment taxes or benefits, if any, with respect to the Services performed hereunder.

9. Company Property, Policies, Systems and Security.

(a) Unless the Company directs otherwise, Consultant shall use Consultant’s own equipment and materials to provide the Services. To the extent any equipment (e.g., cell phones, laptops, miﬁ, monitors, printers, storage devices, projectors, keys, badges, desks, storage cabinets, safes, data processing systems, and communications equipment) or documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, outstanding quotations, books, records, manuals, ﬁles, training materials, calling or business cards, credit cards, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drabs, invoices and receipts) (collectively “Company Property”) are provided by the Company to Consultant to enable Consultant to perform the Services, Consultant understands and agrees that (i) all such Company Property shall remain the exclusive property of the Company; (ii) Consultant shall gain no ownership interest in the Company Property; and (iii) Consultant shall return all Company Property to the Company immediately upon expiration or termination of this Agreement.

(b) Consultant agrees to comply with all Company policies applicable to the Services, including policies governing Company Property and Company’s hardware, software, and system resources (the “System”). The System and all data transmitted or received through it is exclusively the property of the Company. Consultant agrees and acknowledges that Consultant has no expectation of privacy regarding data or any communications via the System. Company may monitor, intercept, and/or review all data transmitted, received, or downloaded in or from the System. Consultant shall not use, give or enable unauthorized access to the System. Consultant shall not view, upload or post explicit or illegal material in or through the System, including malicious sites that contain pornographic images or content, promote personal political interests, or endorse groups, gambling, crypto-mining or any other unauthorized or illegal use of Company equipment or the System. Consultant shall not engage in any activity that interferes with the

System’s optimal operation. Unless the Parties have executed a separate Business Associate Agreement, Consultant shall not store, duplicate, or transfer any data or protected health information on non-Company approved or non-encrypted devices.

10. Assignment. This Agreement will not be assignable nor will the performance of obligations hereunder be delegable without the prior written consent of Company.

11. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah.

12. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be accepted as originals.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

SERA PROGNOSTICS, INC.:

By: /s/ Zhenya Lindgardt

Name: Zhenya Lindgardt

Title: CEO

CONSULTANT:

/s/ Paul Kearney

Name: Paul Kearney

EXHIBIT A

Statement of Work #1

Compensation: Company will pay a monthly fee of $15,000 per month for Services, based on an assumption of 60 hours per month. Consultant will invoice Company monthly for Services actually rendered, which shall include a detailed description of the Services rendered and the hours expended, dates on which such Services were rendered, detailed documentation of all expenses, and Consultant’s billing address and Social Security Number/Federal Tax ID number (if applicable).

[Remainder of Exhibit A redacted]